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                                                                EXHIBIT 10.29

                            PATENT LICENSE AGREEMENT


        THIS PATENT LICENSE AGREEMENT ("Agreement") is entered into effective as of November 15, 1995 ("Effective Date") by and between SCM Microsystems, having offices at 131 Albright Way, Los Gatos, California 95030 ("SCM") and MIPS Dataline America, Inc.("MIPS"), having offices at 13240 Evening Creek Drive, Suite 311, San Diego, California 92128.

        WHEREAS, MIPS owns United States patents number 5,036,429, 5,136,467 and 5,396,617, and any and all extensions, continuations, continuations-in-part, divisionals, reissues-in-part, reissues and reissues-in-part of each and any of such patent and any and all foreign counterparts of any of the foregoing (the foregoing collectively referred to herein as the "Licensed Patents", and United States patent number 5,396,617, specifically, being referred to herein specifically as the "617 Patent"); and

        WHEREAS, SCM desires to license and MIPS desires to grant licenses under the Licensed Patents on the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the premises above and the parties' mutual promises below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, SCM and MIPS hereby agree as follows:

        1.     Grant of Rights.

               1.1 License Grant. Subject to the terms and conditions of this Agreement, MIPS hereby grants to SCM, and SCM accepts a perpetual, irrevocable, fee-bearing, worldwide, and transferable right and license under the Licensed Patents and any and all of MIP's right, title and interest therein and thereto, with right to grant sublicenses of the foregoing rights, to manufacture, use and sell, have manufactured, lease and import "Exclusive Products" and "Nonexclusive Products" (as such terms are defined below) and provide related services of any kind or nature.

               1.2 Exclusivity. The rights and licenses granted to SCM in
Section 1.1 above are and will be exclusive with respect to the "Exclusive Products". For purposes of this Agreement, "Exclusive Products" means the following: PC cards and related products, including but not limited to smart cards, ethernet cards, adapters, connectors and extensions; but specifically excluding (i) products marketed by MIPS as of the Effective Date ("Current MIPS Products") and (ii) products not competitive (directly or indirectly) with products that may be offered by SCM from time to time ("Future MIPS Products"), which Future Products are functionally similar to Current MIPS Products.

               1.3 Nonexclusivity. The rights and licenses granted to SCM in
Section 1.1 are and will be nonexclusive with respect to the "Nonexclusive Products". For purposes of this Agreement, "Nonexclusive Products" means the following: Products of any kind for data storage, communication and/or transfer, including but not limited to the Exclusive Products, and related applications and interfaces, but specifically excluding Current MIPS Products.


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        2.     Compensation.

               2.1 License Fees. For and in consideration of the rights and licenses granted to SCM under this Agreement, subject to Sections 2.2, 2.3 and
2.4 below. SCM agrees to pay, on the terms set forth in Section 2.5, below, the following MIPS license fees:

                        (a) An up-front fee of [ * ] and

                        (b) A per unit fee of [ * ] on the sale by SCM of the "Floppy IC Card Combination Product" unit (as defined in SCM marketing literature published as of the Effective Date) covered by the 617 Patent; and

                        (c) A sublicensing fee of [ * ] of "Hardware Sublicense Royalties" received by SCM. As used in this Section, "Hardware Sublicense Royalties" means Licensed Patent sublicense royalties received by SCM and allocated to hardware content (as opposed to software or firmware content) according to the terms of the Licensed Patent sublicense agreement between SCM and the third party sublicensee. However, if no such allocation is made in such sublicense agreement, then all royalties payable under the sublicense agreement will be deemed to be allocated to hardware content; and

                        (d) A supplemental annual fee of [ * ]

               2.2 Accrual of Fees. Fees payable in accordance with Section 2.1 above will accrue only upon actual receipt of revenues by SCM in respect of the commercial disposition of products covered by one or more of the Licensed Patents. However, no fees will accrue on revenues received by SCM from any of its affiliates, by any SCM affiliates from SCM or by any SCM affiliates from one another. However, SCM will not license through its affiliates in order to avoid fees hereunder; and revenues received by such affiliates from third parties will be deemed to accrue for purposes of calculating royalties of this Agreement.


                2.3 Maximum Annual Fees. Fees payable to SCM in accordance with
Section 2.1 above will not exceed [ * ] per year (commencing with the Effective Date and each anniversary thereof), and no fees in excess of such amount will accrue to MIPS for any such year.

               2.4 Patent Coverage. No fees will be payable under this agreement unless there is a transaction for the commercial disposition of a product covered by one or more unexpired, valid and enforceable Licensed Patents issued in the jurisdiction in which the transaction occurs; provided that, except for the U.S. patents specifically listed in the Recitals to this Agreement, SCM must receive, in advance of the accrual of fees hereunder, unequivocal and unambiguous written notice from MIPS of the issuance of such Licensed Patents. For purposes of the preceding sentence, a transaction will be deemed to occur in the jurisdiction in which physical possession of such product is received by the recipient in such transaction (e.g., a purchaser or lessee).

* CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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                2.5 Payment Terms. SCM shall pay MIPS fees as provided in
Section 2.1 above, by valid bank check to be drawn on a U.S. bank, as follows:

                        (a) Up-front fees are payable within fifteen (15) days after the Effective Date; and

                        (b) Per unit fees are payable within forty-five (45) days after the fiscal quarter of SCM during which revenue is received by SCM on the sale of the Floppy IC Card Combination Product unit; and

                        (c) Sublicensing fees are payable within forty-five
(45) days after the fiscal quarter of SCM during which sublicense royalty revenue is received by SCM; and

                        (d) Supplemental annual fees are payable in advance at least fifteen (15) days after each anniversary of the effective date during the term of this Agreement, although the first such annual fee will be paid within fifteen (15) days after the Effective Date.

               2.6 Most Favored Licensee. MIPS represents and warrants to SCM that MIPS has not granted any third party rights within the scope of the rights and licenses granted to SCM under this Agreement on terms and conditions any of which are more favorable than the terms and conditions provided to SCM in this
Section 2 above. MIPS agrees that, if at any time, MIPS offers or grants any such more favorable terms and conditions to a third party, MIPS will notify SCM in writing as soon as practicable. SCM will be entitled to substitute any such more favorable terms and conditions for corresponding terms and conditions, if any, provided in this Agreement.

               2.7 Currency Conversion. SCM shall pay all fees under this Agreement in U.S. dollars. If SCM receives sublicense royalties (upon which sublicensing fees are based, as above) in currencies other than U.S. dollars, then SCM shall convert such other currencies, for purposes of calculating sublicensing fees, at currency conversion rates published by the Wall Street Journal, U.S. West Coast Edition, on the last day of publication in the quarter during which revenues accrue.

               2.8 Taxes. MIPS shall bear all taxes, other than taxes on the income of SCM, resulting from the grant or exercise of the rights and licenses provided to SCM herein. Without limiting the foregoing, SCM may deduct from fees payable to MIPS, and pay to taxing authorities in each jurisdiction, taxes levied on fees payable to MIPS in connection with such grant or exercise. SCM agrees to provide MIPS with certificates or other documents received by SCM in connection with the payment of such withholding taxes to such authorities (which may be usable by MIPS in obtaining foreign tax credits under U.S. federal law in respect of such foreign taxes withheld).

               2.9    Reports and Audits.


                        (a) SCM agrees to include with each quarterly payment of fees a reasonably detailed report setting forth the information used to calculate such fees.





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                        (b) SCM agrees to keep reasonably detailed books and
records containing such information.

                        (c) MIPS shall have the right to have its auditors reasonably acceptable to SCM inspect such books and records to determine whether quarterly payments made to MIPS under this Agreement are accurate; provided that, SCM may condition any such inspection upon (i) reasonable notice to SCM;
(ii) conduct of the inspection during SCM's normal business hours, (iii) initiation of any such inspection not more often than once a year and (iv) the written agreement of the auditors to keep information SCM reasonably deems confidential from unauthorized disclosure and to disclose to MIPS only the amount of any overpayments or underpayments under this Agreement. MIPS shall bear the cost of any such inspection; provided that SCM shall reimburse MIPS for the reasonable cost of any such inspection which discloses an aggregate underpayment to MIPS for the period for which books and records are inspected of five percent (5%) or more (provided that SCM shall be obligated for such reimbursement for any period only once).

        3.     Marketing Participation by MIPS.

               SCM will consider including MIPS as a participant in SCM's marketing activities related to products manufactured by SCM and covered by the Licensed Patents, including sharing certain sales and marketing data and reports, as well as potential technical collaboration and possible cooperative selling activities. Such participation will be subject to written agreement of both parties.

        4.     Expiration and Termination.

               4.1 Expiration of Specific Licenses. The licenses granted to SCM under each Licensed Patent as provided in this Agreement will expire, as to each jurisdiction, upon the expiration, or a ruling of invalidity or unenforceability of each Licensed Patent in any such jurisdiction; and SCM's payment obligations under this Agreement in respect of such Licensed Patent will cease upon such expiration; provided that SCM may continue to practice the inventions covered by such Licensed Patent.

               4.2 Termination. SCM may terminate this Agreement at any time for any reason or for no reason upon thirty (30) days' written notice to MIPS. Upon any such termination of this Agreement (or any other termination agreed by both parties in writing), all rights and licenses granted to SCM under Section 2 of this Agreement will cease; except that SCM will continue to have a perpetual right to continue to manufacture and distribute replacement products and components and provide product services in accordance with SCM's warranties given to its customers and reasonable service policies.

               4.3 Survival of Obligations. All payment obligations that have accrued as of the effective date of expiration of any license or termination of this Agreement shall survive termination for any reason. In addition, the provisions of Sections 4 et seq. will survive termination of this Agreement for any reason.


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        5. Warranty and Authority. MIPS hereby represents and warrants to SCM that MIPS owns all right, title and interest in and to the Licensed Patents necessary in order for SCM to practice the inventions covered by the Licensed Patents free from interference or claim by any third party. MIPS further represents and warrants to SCM that MIPS has not granted or entered into (and MIPS covenants to SCM that MIPS will not grant or enter into) any license or agreement inconsistent with this Agreement. MIPS agrees to indemnify and hold SCM harmless from and against any and all expenses, costs (including the reasonable fees of attorneys and other professionals), damages, judgments, awards and other liabilities of any nature incurred by SCM as a result of a breach of the foregoing representations and warranties by MIPS, and MIPS shall reimburse SCM or pay any of the foregoing promptly upon written request by SCM.

        6. Limitation of Liability. IN NO EVENT WILL SCM BE LIABLE UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OR FOR ANY AMOUNT IN EXCESS OF AMOUNTS EXPRESSLY PROVIDED HEREIN, UNDER ANY LEGAL OR EQUITABLE THEORY, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        7.     General Provisions.

               7.1 Governing Law; Venue. This Agreement will be governed and interpreted in accordance with the laws of the State of California, excluding its conflicts of law principles. The parties agree that any proceeding to resolve any dispute under or in connection with this Agreement shall be brought in the state or federal courts in Santa Clara County, California.

               7.2 Notices. Any notices permitted or required under this Agreement shall be sent in writing via certified U.S. Mail or internationally recognized courier to the recipient party's address first set forth in this Agreement. Notices will be deemed to be effective three (3) days after sending.

               7.3 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall in no way affect the validity or enforceability of any other term of provision.

               7.4 Complete Agreement. This Agreement is the final, complete and exclusive understanding between SCM and MIPS with respect to its subject matter. This Agreement supersedes all prior agreements and promises relating to its subject matter. No promises or agreements made at or after the Effective Date are binding unless in writing and signed by both parties.






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        IN WITNESS WHEREOF, THE PARTY SIGNATORIES BELOW AGREE TO THIS AGREEMENT
AS SET FORTH ABOVE.


SCM MICROSYSTEMS, INC.                          MIPS DATALINE AMERICA, INC.



By:_________________________                    By:_________________________
   Robert Schneider,                              Dipl. Phys. Thomas Villwock,
   President                                      President











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